Exhibit 99.1

For more information:

VIVUS Inc.

Timothy E. Morris

Chief Financial Officer

650-934-5200

FOR IMMEDIATE RELEASE

VIVUS Appoints Wesley W. Day, Ph.D.

as Vice President of Clinical Development

Mountain View, Calif. (November 16, 2005) – VIVUS Inc. (Nasdaq:VVUS) today announced the appointment of Wesley W. Day, Ph.D., as Vice President of Clinical Development. Dr. Day will be responsible for leading and directing clinical activities for VIVUS, including clinical trials, clinical research and data collection, as well as overseeing the strategies for developing and implementing clinical protocols, data collection systems, and trial site management. Dr. Day will report to Peter Tam, VIVUS’ Senior Vice President of Product and Corporate Development.

Dr. Day comes to VIVUS after more than 12 years experience with Pfizer, Inc. where he was instrumental in the creation and development of compounds designed to treat women’s health issues including sexual dysfunction. Dr. Day is also an inventor on several issued and pending patents for a variety of women’s health treatments. Most recently, he served as a Senior Director and Therapeutic Area Head of oncology and ophthalmology. His group was responsible for operational delivery of clinical submissions supporting new drug applications (NDAs) worldwide. Prior to this role, as a clinical pharmacologist, Dr. Day oversaw and directed the clinical safety activities supporting various drug candidates for Pfizer in La Jolla, California. In addition to his work in women’s health, oncology and ophthalmology, Dr. Day has functioned in various roles on numerous clinical development teams, supporting drugs to treat several cardiovascular and metabolic diseases. Dr. Day holds a Ph.D. in pharmacology and toxicology from the University of Maryland at Baltimore, a B.S. from University of Texas Pan American, and he is a Diplomate of the American Board of Toxicology. Dr. Day has been an Adjunct Assistant Professor at the University of Maryland at Baltimore since 1995 and has also been an Adjunct Assistant Professor for Temple University.

“We are pleased to have Dr. Day join VIVUS as the Vice President of Clinical Development,” stated Leland F. Wilson, VIVUS’ President and Chief Executive Officer. “His expertise and experience in designing and running clinical trials focused on a variety of sexual dysfunction disorders will greatly benefit all of our late stage clinical trial programs.”

“As a leader in sexual dysfunction clinical research and development, VIVUS represents a tremendous opportunity,” commented Wesley W. Day. “I believe VIVUS’ pipeline of product candidates may result in effective treatments for important medical conditions.”

About VIVUS

VIVUS Inc. is a pioneer in the research and development of proprietary products to restore sexual function for men and women. VIVUS’ current product pipeline includes four investigational products in late stage clinical development. For women, VIVUS has initiated its Phase 2B programs with ALISTA™ for female sexual arousal disorder, and Evamist™ for the alleviation of menopausal symptoms. VIVUS has completed Phase 2 development for Testosterone MDTS® for the treatment of HSDD. The MDTS system is a patented new-generation, transdermal drug delivery technology that delivers drugs through the skin. For men, VIVUS is developing avanafil for erectile dysfunction, which is currently in a Phase 2 program. VIVUS currently markets MUSE®(alprostadil) suppository for the treatment of erectile dysfunction in the U.S. and internationally through distributors. For more information on clinical trials and products, please visit the Company’s web site at www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; uncertainties of patent protection and litigation; reliance on sole source suppliers; limited sales and marketing efforts and dependence upon third parties; risks related to the development of innovative products; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical studies discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2004 and periodic reports filed with the Securities and Exchange Commission.